Exhibit 23(a)


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement on Form S-3 of American Electric Power Company, Inc. of our report dated February 26, 2001 (which expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the 1999 and 1998 financial statements to give retroactive effect to the conforming change in the method of accounting for vacation pay accruals) incorporated by reference in the Annual Report on Form 10-K of American Electric Power Company, Inc. for the year ended December 31, 2000; our report dated February 26, 2001 appearing in the Annual Report on Form 10-K of American Electric Power Company, Inc. for the year ended December 31, 2000; and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.


Deloitte & Touche LLP

Columbus, Ohio
April 5, 2001